OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Receives US$4.0 Million in IVA Tax Refund

IRVING, TX / September 4, 2026 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or “the Company”) is pleased to announce that its wholly-owned Mexican operating subsidiary, DynaResource de México, S.A. de C.V. (“DynaMéxico”), has received MXN $69.5 million (~US$4.0 million) in cash from Mexico’s Servicio de Administración Tributaria (“SAT”) in relation to the recovery of outstanding value-added tax (“IVA”) credits.

The payment follows the final resolution from SAT approving MXN $75.0 million (~US$4.4 million) of IVA credits for the period from January 1 through June 30, 2025. Of the total amount approved, MXN $69.5 million was received in cash on September 2, 2026, with the remaining balance settled through administrative adjustments made by SAT. The cash proceeds received remain subject to applicable success-based advisory fees and other costs associated with the recovery process.

As of July 31, 2026, DynaMéxico’s outstanding IVA receivables totaled MXN $500 million (~US29.3 million), inclusive of the MXN $75.0 million resolution. Following this recovery, approximately MXN $425 million (~US$24.9 million) remains outstanding and is subject to separate refund applications and SAT review and audit procedures, as applicable.

“The receipt of our first IVA refund proceeds since 2023 marks an important milestone for the Company and represents meaningful progress in our ongoing efforts to recover the substantial outstanding IVA receivables balance owed to DynaMéxico," said Rohan Hazelton, CEO of DynaResource. “We appreciate SAT’s engagement throughout the process and remain focused on pursuing recovery of the remaining IVA receivables. I would also like to thank the dedication of the company’s finance team. We are hopeful that this initial recovery will begin to unlock the remaining five years’ worth of IVA credits which total more than US$25 million, including recent activity.”

Background

Under Mexican law, businesses may request refunds of creditable IVA incurred in connection with taxable or zero-rated business activities. Each refund request is subject to SAT review and may include requests for supporting documentation and/or audit procedures. The resolution and related payment announced today relate specifically to DynaMéxico 's IVA credits for January through June 2025. DynaMéxico 's remaining outstanding IVA receivables are subject to a separate review process, and there can be no assurance as to the timing or amount of any future refunds.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For More Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde

Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report on Form 10-K for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.